UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 18, 2012

SOMERSET HILLS BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	000-50055	22-3768777
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No

155 Morristown Road
Bernardsville, New Jersey		07924
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (908) 221-0100

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) & (c) The Registrant announced that on September 18, 2012, Mr. William S. Burns, the Registrant’s Executive Vice President and Chief Financial Officer, tendered his resignation from the Registrant, effective as of September 28, 2012, in order to pursue another professional opportunity.

Effective October 1, 2012, the Registrant has appointed Donald Theobald, Jr, Senior Vice President and Controller, as its acting Principal Accounting and Principal Financial Officer. The table below sets forth certain information about Mr. Theobald:

Name and Position	Age	Principal Occupation for the Past Five Years	Officer Since	Term Expires
Donald Theobald, Jr. Senior Vice President and Controller of the Registrant	48	Senior Vice President and Controller of the Registrant; previously, Vice President and Controller of the Registrant.	1998	N/A(1)

(1) Officers serve at the pleasure of the Board of Directors

There are no arrangements or understandings between Mr. Theobald and any other persons pursuant to which Mr. Theobald was selected as acting Principal Accounting and Principal Financial Officer. Mr. Theobald has no family relationship with any other director or executive officer of the Registrant, nor with any person nominated or chosen to serve as a director or executive officer of the Registrant.

There are no “related party transactions” between Mr. Theobald and the Registrant or the Somerset Hills Bank, the wholly owned subsidiary of the Registrant, which require disclosure.

There are no material plans, contracts or other arrangements (or amendments thereto) to which Mr. Theobald is a party, or in which he participates, that was entered into or amended, in connection with Mr. Theobald being appointed as acting Principal Accounting and Principal Accounting Officer of the Registrant.

The Registrant intends to commence a search for a permanent replacement for Mr. Burns as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Somerset Hills Bancorp, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOMERSET HILLS BANCORP
(Registrant)

Dated: September 20, 2012	By:	/s/ Stewart E. McClure, Jr.
Stewart E. McClure, Jr.
President, Chief Executive Officer, and
Chief Operating Officer